Conner and Winters Letterhead




                                                     January 30, 1998


Mr. Donald Cassidy
Fidelity Investments, Inc.
Mail Zone N4A
82 Devonshire Street
Boston, Massachusetts 02109

         Re:      Jameson Inns, Inc.

Dear Mr. Cassidy:

         The firm represents Jameson Inns, Inc. and that company has authorized us to make the following commitment. We hereby confirm to you the commitment of Jameson Inns, Inc. that any shares of preferred stock which may be issued by it in the future shall not have voting rights greater than one vote together per share on matters which the holders of the preferred and the outstanding common shares vote together as a class unless any such greater voting rights are set forth in an amendment to the Company's articles of incorporation which is approved by the holders of the outstanding common stock in accordance with Georgia law.

         It is our understanding that you have asked for this commitment in connection with your vote in favor of the proposal to be presented at the special meeting of shareholders of Jameson Inns, Inc. scheduled for February 2, 1998 to amend the Company's articles of incorporation to increase the number of authorized shares of preferred stock to 10,000,000 shares. This commitment is contingent upon the vote of the shares of common stock of Jameson Inns, Inc. Held by Fidelity Investments, Inc. Or funds under its management or control voting in favor of such proposal at such meeting.

                                                     Yours very truly,



                                                     Lynood R. Moore, Jr.


LRM:pp
cc: Craig R. Kitchin